Exhibit 17.1

July 21, 2005

Board of Directors
Calypso Wireless Inc.
5753 NW 158th Street
Miami Lakes, FL 33014

Re: Resignation

Gentlemen:

Please be advised that on June 22, 2005 rendered my resignation and thereby resigned as CTO (Chief Technology Officer) of Calypso Wireless, Inc. with an effective date of July 22, 2005.

Very truly yours,

/s/ Robert Leon